Exhibit 3.4

CERTIFICATE OF AMENDMENT OF THE

ARTICLES OF INCORPORATION

OF

WYNN LAS VEGAS CAPITAL CORP.

Pursuant to Nevada Revised Statutes Section 78.390, the undersigned officer of Wynn Las Vegas Capital Corp. does hereby declare and certify that:

1.	He constitutes the duly elected and acting Secretary of this corporation, which is duly organized and existing under the laws of the State of Nevada.

2.	The original Articles of Incorporation of this corporation were filed with the Secretary of State on June 3, 2002.

3.	As of the date hereof, by unanimous written consent, the board of directors of the corporation approved the amendment of the Articles of Incorporation of this corporation as set forth below.

4.	As of the date hereof, upon the recommendation of the board of directors, the amendment of the Articles of Incorporation of the corporation as set forth below was approved and adopted by the sole stockholder of this corporation holding 100% of the voting power of the outstanding shares of this corporation’s capital stock, which is sufficient for approval thereof.

5.	The Articles of Incorporation of this corporation are hereby amended to add the following Article VIII thereto:

“ARTICLE VIII

SEPARATENESS COVENANTS AND

CORPORATION RESTRICTIONS

Section 8.1 Conduct. The corporation shall (a) conduct business in its own name and hold itself out as a separate entity, (b) correct any known misunderstanding regarding its separate identity, (c) maintain a separate office location or, if the corporation shares office space with others, pay its fair allocable share of overhead costs, (d) have separate stationery and checks in its own name (as well as separate invoices in its own name to the extent that the corporation uses invoices in the conduct of its business), and (e) observe all organizational formalities. The corporation shall not use the name of Wynn Resorts, Limited (“WRL”) or any other Person (as hereinafter defined), or permit WRL or any other Person to use the name of the corporation; or engage in any other action that would reasonably be expected to call into question the separate identity of (i) the corporation or any of the other Restricted Entities (as hereinafter defined) from (ii) any of the Wynn NR Entities (as hereinafter defined), or to create or increase any risk that the assets of the corporation will be consolidated with those of the

Wynn NR Entities or any other Person (other than a Restricted Entity) under applicable federal or state bankruptcy or insolvency law. The corporation shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not be construed as imposing an obligation on any stockholder to contribute additional capital to the corporation in order to satisfy the liabilities of the corporation (it being understood, however, that a stockholder separately may incur contractual liabilities with respect to certain liabilities of the corporation, including pursuant to the Indenture Documents and the Bank Documents. For these purposes, (A) the term “Wynn NR Entities” shall mean WRL and any of its Affiliates (defined below) (excluding, however, the Restricted Entities); (B) the term “Restricted Entities” shall mean this corporation; Valvino Lamore, LLC, a Nevada limited liability company; Palo, LLC, a Delaware limited liability company; Wynn Resorts Holdings, LLC, a Nevada limited liability company; Desert Inn Water Company, LLC, a Nevada limited liability company; Wynn Design & Development, LLC, a Nevada limited liability company; World Travel, LLC, a Nevada limited liability company; Las Vegas Jet, LLC, a Nevada limited liability company; and Wynn Las Vegas, LLC, a Nevada limited liability company; and (C) the term “Person” shall mean a natural person, any form of business or social organization and any other non-governmental legal entity including, but not limited to, a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company; (D) the term “Indenture Documents” shall mean that certain Indenture, by and among Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., as joint and several obligors, Desert Inn Water Company, LLC, Wynn Design & Development, LLC, Wynn Resorts Holdings, LLC, Las Vegas Jet, LLC, World Travel, LLC, Palo, LLC and Valvino Lamore, LLC, as guarantors, and Wells Fargo Bank Northwest, National Association, as trustee, entered into in connection with the offer and sale of up to $450,000,000 aggregate principal amount of Second Mortgage Notes due 2010 of Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., and all documents, instruments and agreements executed or delivered in connection therewith, as the foregoing may from time to time be supplemented, modified, amended, restated, refinanced or replaced, with the same or any successor or replacement trustee or agent; and (E) the term “Bank Documents” shall mean that certain Credit Agreement, among Wynn Las Vegas, LLC, the lenders party thereto, Deutsche Bank Securities, Inc., as lead arranger and joint book running manager, Deutsche Bank Trust Company Americas, as administrative agent and swing line lender, Banc of America Securities LLC, as lead arranger, joint book running manager and syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, and Dresdner Bank AG, New York Branch, as arranger and joint documentation agent, entered into to finance the development and construction of the Le Reve Casino Resort, and all documents, instruments and agreements executed or delivered in connection therewith, as the foregoing may from time to time be supplemented, modified, amended, restated, refinanced or replaced, with the same or any successor or replacement agents and lenders.

Section 8.2 Obligations. All obligations and indebtedness of any kind incurred by the corporation shall be paid from the assets of the corporation and the corporation’s assets shall not be used to pay any obligation or indebtedness of Wynn NR Entities. The corporation shall not hold itself out, or permit itself to be held out, as having agreed to pay or be liable for the debts of any of the Wynn NR Entities or hold out its credit or assets as being available to satisfy the obligations of others and shall not cause or permit others to hold out their credit or assets as being available to satisfy its obligations except for guarantees among the Restricted Entities.

Section 8.3 Compliance with Laws. The corporation shall comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith.

Section 8.4 Employees.

(a) The corporation shall require that all full-time employees of the corporation identify themselves as such and not as employees of any of the Wynn NR Entities (including, without limitation, by means of providing appropriate directors and employees with business or identification cards identifying such directors and employees as the corporation’s directors and employees).

(b) To the extent the following Persons provide services to the corporation, the corporation shall compensate all directors, employees, consultants and agents directly, from corporation’s bank accounts, for services provided to the corporation by such directors, employees, consultants and agents, except to the extent that any director, employee, consultant or agent of the corporation is also a director, employee, consultant or agent of any of the Wynn NR Entities and the compensation of such director, employee, consultant or agent is allocated between the corporation and such Wynn NR Entities on a basis that reflects in a reasonable manner the services rendered to the corporation and such Wynn NR Entities.

Section 8.5 Affiliate Transactions.

(a) The corporation shall conduct all transactions with any Wynn NR Entities on an arms’-length basis, excluding payment of certain management fees or distributions to the extent of available and unrestricted funds, and only as permitted by the agreements governing its indebtedness or other obligations. The corporation shall allocate all overhead expenses (including, without limitation, shared office space and telephone and other utility charges) for items shared between the corporation and such Wynn NR Entities on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use. The corporation shall not commingle any funds or other assets with those of any Wynn NR Entities, and the corporation shall maintain its books, records, and accounts in a manner that appropriately reflects that its assets and liabilities are separate and apart from those of its Affiliates, including any Wynn NR Entities. The corporation will not acquire any obligations or securities of any Wynn NR Entities. For these purposes, the term “Affiliate” shall mean with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person. For purposes of this definition, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(b) Except for master or blanket policies covering the corporation and any Affiliate(s) or the property of the corporation and Wynn NR Entities, the costs of which are allocated between the corporation and any Wynn NR Entities on a reasonable basis, the corporation will not permit itself to be named as an insured on the insurance policy covering the property of any Wynn NR Entities or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the corporation.

(c) The corporation shall not permit any Wynn NR Entities to pay any part of the corporation’s operating expenses except pursuant to allocation arrangements that comply with the requirements of this Article VIII.”

[signature on following page]

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate of Amendment as of the 27th day of December, 2002.

/s/ Marc H. Rubinstein
Marc H. Rubinstein, Secretary